Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                             Dated July 14, 2011
                                        Registration Statement No. 333-159281-03


*ABS NEW ISSUE* $1.5+BN MBART 2011-1 *PRICED*

JT LEADS      : RBS (str), Citi, SG
CO-MGRS       : CA, RBC
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CL SIZE-mm WAL  M/F     PWIN  E.FIN L.FIN BNCH + SPD %YLD    $PX      %CPN
A1 495.000 0.28 P-1/F1+ 1-8   03/12 07/12 INTL + -5  0.21667 100      0.21667
A2 469.000 1.00 Aaa/AAA 8-17  12/12 11/13 1mL  + 11          100
A3 451.000 1.95 Aaa/AAA 17-32 03/14 03/15 EDSF + 23  0.853   99.99712 0.85
A4 132.500 2.88 Aaa/AAA 32-36 07/14 12/17 ISWPS+ 30  1.230   99.98058 1.22
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BILL & DELIVER   : RBS
AVAILABLE INFO   : Red, Ratings FWP, Intex CDI, NetRoadshow
EXPECTED SETTLE  : July 20, 2011
FIRST INT PMT    : August 15, 2011
PRICING SPEED    : 1.3% ABS
ERISA ELIGIBLE   : YES
OFFERING TYPE    : PUBLIC
BBG TICKER       : MBART 2011-1



IMPORTANT NOTICE
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The issuer has filed a registration statement (including a base prospectus)
with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com